[JENKENS & GILCHRIST, LLP LETTERHEAD]

Exhibit 8.1

January 4, 2005

PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, PA 18936

Re:	Agreement and Plan of Merger ("Agreement"), dated December 1, 2004, by and among PhotoMedex, Inc., a Delaware corporation ("Buyer"), Gold
Acquisition Corp., a Washington corporation ("Merger Sub"), and ProCyte
Corporation, a Washington corporation ("Company")

Ladies and Gentlemen:

We have acted as counsel to Buyer in connection with the proposed merger (the “Merger”) of Merger Sub with and into Company pursuant to the Agreement. This opinion is being delivered in connection with Buyer’s Registration Statement on Form S-4 relating to the proposed Merger pursuant to the Agreement (the “Registration Statement”), to which this opinion appears as an exhibit. Capitalized terms not defined herein have the meanings specified in the Agreement.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, (iii) representations by Buyer and Merger Sub and by Company in their respective letters which will be delivered to us at the time of the Closing substantially in the forms attached to the Agreement as exhibits (the “Representation Letters”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents;

2.	The Merger will be consummated on or prior to the Closing Date in the manner contemplated by, and in accordance with the provisions of, the Agreement and the Joint Proxy/Prospectus, without waiver of any material provision thereof, and will be effective under the laws of the State of Washington;

3.	All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

PhotoMedex, Inc. January 4, 2005 Page 2

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement and the Registration Statement.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, we hereby confirm our opinion set forth in the Registration Statement under the captions “Summary of the Joint Proxy/Prospectus --- Tax-Free Transaction” and “Material United States Federal Income Tax Consequences.” Furthermore, based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, we are of the opinion that the statements under the captions “Summary of the Joint Proxy/Prospectus --- Tax-Free Transaction” and “Material United States Federal Income Tax Consequences, insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Merger as described in the Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.

PhotoMedex, Inc. January 4, 2005 Page 3

This opinion is rendered only to you, and is for your use in connection with Buyer’s filing of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent in each instance, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Summary of the Joint Proxy Statement/Prospectus-Tax-Free Transaction” and “Material United States Federal Income Tax Consequences,” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jenkens & Gilchrist, LLP

JENKENS & GILCHRIST, LLP